EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Manager, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES SECOND QUARTER

FISCAL 2003 OPERATING RESULTS

Revenues Increase to Record High

BEDFORD, Mass., (May 6, 2003) — Hologic, Inc. (NASDAQ: HOLX) (“Hologic” or “the Company”), a leading provider of women’s diagnostic imaging systems and state-of-the-art digital radiography systems, today announced its results for the quarter ended March 29, 2003. Second quarter fiscal 2003 revenues totaled $50,336,000, an 8% increase when compared to revenues of $46,401,000 in the second quarter of fiscal 2002.

For the second quarter of fiscal 2003, Hologic reported net income of $383,000, or $0.02 per diluted share, compared with net income of $4,426,000, or $0.22 per diluted share, in the second quarter of fiscal 2002. Included in the second quarter fiscal 2002 operating results is a tax benefit of $4,423,000 relating to a tax refund which resulted from the President’s Economic Stimulus Bill. Pre-tax income increased in the current quarter to $435,000 from $3,000 in the second quarter of fiscal 2002. The Company was able to achieve this improvement despite the increased investment in sales and service in connection with the Company’s transition to a direct sales and service organization for mammography products from an independent dealer in almost one half of the U.S. market.

For the six months ended March 29, 2003, revenues totaled $99,301,000, compared to revenues of $93,986,000 in the six months ended March 30, 2002. For the six months ended March 29, 2003, Hologic incurred a net loss of $529,000, or $0.03 per diluted share, compared with net income of $2,853,000, or $0.16 per diluted share, for the comparable six month period in fiscal 2002.

During the quarter Hologic shipped a record fourteen Selenia full field digital mammography systems, eleven of which were recognized in revenue during the quarter. At the end of March 2003, the Company’s backlog for orders of Selenia had increased to forty systems.

“The second quarter represents a pivotal point in Hologic’s march toward increased profitability and control of its distribution channel,” said Jack Cumming, Chairman and CEO. “After years of relying on the efforts of a major distributor to generate more than half of our revenues for analog mammography domestically, Hologic embarked on a path on January 1st to sell direct in over 25 major markets. During the first 90 days of this strategic initiative, order input for analog mammography surpassed the results from the previous quarter, validating our decision and reinforcing our commitment to build a full service and support network. We believe we are gaining market share and are well positioned for future growth.”

Second quarter financial overview by segment:

•	Mammography revenues increased 10% to $19,902,000 for the second quarter of fiscal 2003 from $18,117,000 for the same period in fiscal 2002. We incurred an operating loss in the second quarter of fiscal 2003 for this business segment of $303,000 compared to operating income of $1,032,000 in the second quarter of fiscal 2002. This loss was primarily due to the significantly higher costs associated with the increase in the current quarter of field service personnel including related travel and training expenses as we transitioned to a direct sales and service organization from an independent dealer in almost one half of the U.S. market.

•	Osteoporosis Assessment revenues increased 23% to $18,427,000 for the second quarter of fiscal 2003, from $15,023,000 for the same period in fiscal 2002. Operating income for this business segment in the second quarter of fiscal 2003 increased 98% to $3,000,000 from $1,514,000 in the second quarter of fiscal 2002. The improvement in operating income in the current quarter was primarily due to improved gross profits from an increase in product revenue, and to a lesser extent, higher service revenues with lower costs, resulting in an overall increase in service related gross profits. These increased gross profits were offset in part by an increase in operating expenses primarily from general and administrative activities.

•	Digital Imaging revenues increased 23% to $6,664,000 in the second quarter of fiscal 2003 from $5,404,000 in the second quarter of fiscal 2002. The operating loss for this business segment increased to $2,965,000 in the current quarter from $2,672,000 in the second quarter of fiscal 2002. The increase in the operating loss was due to additional manufacturing costs associated with the rollout of the Selenia™ digital mammography detector and increased operating expenses.

•	Mini C-arm revenues decreased 10% to $4,286,000 for the second quarter of fiscal 2003 from $4,775,000 for the same period in fiscal 2002. Operating income for this business segment in the second quarter of fiscal 2003 decreased to $553,000 from $1,175,000 in the second quarter of fiscal 2002. This decrease was primarily due to higher field service expenses, lower gross profits from the decrease in product revenues and slightly higher operating expenses.

•	General Radiography revenues decreased 66% to $1,058,000 for the second quarter of fiscal 2003, compared to revenues of $3,082,000 for the same period in fiscal 2002. Operating income for this business segment in the second quarter of fiscal 2003 was $57,000, compared to an operating loss of $407,000 in the second quarter of fiscal

2002. The improvement in operating income primarily reflects the elimination of the unprofitable product lines and the continuation of the service business.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss second quarter fiscal 2003 operating results. Interested participants may listen to the call by dialing 800-946-0785 or 719-457-2661 for international callers and referencing code 503854 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through May 13, 2003 at 888-203-1112 or 719-457-0820 for international callers, access code 503854. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s resources are focused on developing systems with superior image quality and diagnostic accuracy while providing exemplary customer service. This focus has enabled the Company to capture significant market share in its core niches against large, multinational companies, while engendering intense customer loyalty. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. Hologic’s product lines are premier brands in their markets and command leading market positions. For more information on Hologic, please visit the Company’s website at www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the anticipated benefits of the Company’s direct sales and service initiative for its mammography products; the Company’s anticipated future growth, including its ability to gain market share; and the Company’s backlog. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company cannot assure that it will be able to achieve or sustain any of the benefits, including increased market share, sought through its direct sales and service initiative, or that the benefits, if any, will be sufficient to offset the increased sales, service, marketing and other costs associated with that initiative. The Company’s backlog consists of purchase orders for which a delivery schedule within the next twelve months has been specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of our net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the

Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to predict accurately the demand for its products and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS	March 29, 2003	September 28, 2002
CURRENT ASSETS:
Cash and cash equivalents	$31,421	$45,836
Accounts receivable, less reserves of $4,487 and $4,565, respectively	42,219	39,568
Inventories	45,297	37,855
Prepaid expenses and other current assets	15,636	14,811

Total current assets	134,573	138,070

Property and equipment, net	32,145	29,380
Intangible assets, net	8,797	9,777
Goodwill, net	5,989	5,989
Other assets, net	849	1,059

	$182,353	$184,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
	March 29, 2003	September 28, 2002
CURRENT LIABILITIES:
Current portion of note payable	$480	$480
Accounts payable	11,011	10,929
Accrued expenses	17,218	18,935
Deferred revenue	8,375	9,254

Total current liabilities	37,084	39,598

Notes payable, net of current portion	1,827	2,268

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value-Authorized—30,000 shares Issued – 19,678 and 19,461 shares, respectively	197	195
Capital in excess of par value	142,622	141,405
Retained earnings	2,621	3,150
Cumulative translation adjustment	(1,534)	(1,877)
Treasury stock, at cost, 45 shares	(464)	(464)

Total stockholders’ equity	143,442	142,409

	$182,353	$184,275

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 29, 2003	March 30, 2002	March 29, 2003	March 30, 2002
REVENUES:	$50,336	$46,401	$99,301	$93,986
COSTS AND EXPENSES:
Cost of revenues	31,986	28,373	63,193	58,290
Research and development	4,891	4,770	9,652	10,050
Selling and marketing	6,942	6,620	15,823	13,458
General and administrative	6,174	5,500	11,351	10,257
Restructuring costs	—	495	—	2,070

	49,993	45,758	100,019	94,125

Income (loss) from operations	343	643	(718)	(139)
Interest income	243	170	419	259
Interest/other expense	(151)	(810)	(176)	(1,609)

Income (loss) before provision (benefit) for income taxes	435	3	(475)	(1,489)
PROVISION (BENEFIT) FOR INCOME TAXES	52	(4,423)	54	(4,342)

Net income (loss)	$383	$4,426	$(529)	$2,853

NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE:
Basic earnings per share	$.02	$.23	$(.03)	$.16

Diluted earnings per share	$.02	$.22	$(.03)	$.16

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	19,580	18,947	19,528	17,508

WEIGHTED AVERAGE NUMBER OF DILUTIVE POTENTIAL COMMON SHARES OUTSTANDING	20,035	20,182	19,528	18,126